                                                                    EXHIBIT C(6)


                            SALOMON SMITH BARNEY INC.
                                 399 PARK AVENUE
                            NEW YORK, NEW YORK 10043


                           BANC OF AMERICA BRIDGE LLC
                               100 N. TRYON STREET
                         CHARLOTTE, NORTH CAROLINA 28255





                                                                   July 27, 2000




Pac Packaging Acquisition Corporation
900 Commerce Drive
Oak Brook, Illinois 60523

Berkshire Partners LLC
One Boston Place
Boston, Massachusetts 02108


                            United States Can Company
                    $150,000,000 Senior Subordinated Facility
                                Commitment Letter


Ladies and Gentlemen:

Berkshire Partners LLC ("Financial Buyer") and its affiliate, Pac Packaging Acquisition Corporation ("Transitory Corp."), have advised Citi/SSB (as defined below) and Banc of America Bridge LLC ("BAB") that Transitory Corp. intends to be merged with (the "Recapitalization") U.S. Can Corporation (the "Recapitalized Company" and, together with its subsidiaries, the "Recapitalized Business") in order to recapitalize the Recapitalized Company and that United States Can Company ("Borrower"), a wholly-owned subsidiary of the Recapitalized Company, desires to establish the Senior Subordinated Facility, the proceeds of which would be used to finance the Recapitalization, the refinancing of certain of the outstanding funded indebtedness of the Recapitalized Company, including the Recapitalized Company's 10 1/8% senior subordinated notes due 2006, and the other transactions described in Exhibit A hereto (the "Transaction Description"). Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Transaction Description.

Subject to the terms and conditions described in this letter agreement and the attached Exhibits A, B and C (collectively, and together with the Fee Letter referred to below, this "Commitment Letter"), Citi/SSB is pleased to inform Financial Buyer and Transitory Corp. of Citi/SSB's commitment to provide $120,000,000 of the Senior Subordinated Facility and BAB is pleased to inform Financial Buyer and Transitory Corp. of BAB's commitment to provide $30,000,000 of the Senior Subordinated Facility; provided that (a) Citi/SSB's and BAB's respective commitments shall be automatically reduced on a ratable basis by the aggregate principal amount of Senior Subordinated Notes issued by Transitory Corp. or the Recapitalized Business (the "Senior Subordinated Notes"), and (b) prior to the 90 day anniversary of the Closing Date, Citi/SSB and BAB shall each have the right to have their respective commitments hereunder reduced on the "Agreed Basis" (as defined below) by the amount of the commitments of any other prospective Lenders (as defined below) which execute commitment letters relating to the Senior Subordinated Facility. "Agreed Basis" means that all reductions shall be applied ratably to the loans/commitments of Citi/SSB and BAB.

For purposes of this Commitment Letter, (i) "Citi/SSB" shall mean Citicorp North America, Inc. and/or any affiliate thereof, including Salomon Smith Barney Inc. ("SSBI"), as Citi/SSB shall determine to be appropriate to provide the services contemplated herein and (ii) "BAB" shall mean Banc of America Bridge LLC and/or any affiliate thereof, including Bank of America Securities LLC ("BAS"), as BAB shall determine to be appropriate to provide the services contemplated herein.

Conditions Precedent

Each of the commitments of Citi/SSB and BAB hereunder are subject to:

          1. The preparation, execution and delivery of definitive documentation with respect to (A) the Senior Subordinated Facility, including credit agreements and guarantees incorporating substantially the terms and conditions outlined in this Commitment Letter and otherwise satisfactory to Citi/SSB and BAB and their respective counsel (the "Operative Documents"), and (B) a $400,000,000 senior secured credit facility on substantially the terms and conditions set forth in the Commitment Letter dated July 27, 2000 and attached term sheet relating thereto and otherwise satisfactory to Citi/SSB and BAB and their respective counsel (the "Senior Secured Facility"), in each case on or before November 30, 2000.

          2. There not having occurred either (A) any material adverse change in the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities, prospects or material agreements of either Transitory Corp. or the Recapitalized Business, taken as a whole, since December 31, 1999 (it being understood that for all purposes of this Commitment Letter, the financial information disclosed in the Recapitalized Company's Quarterly Report on Form 10-Q for the quarter ended April 2, 2000 shall not be deemed to evidence or constitute, in whole or in part, such a material adverse change) or (B) any material disruption of or material adverse change in loan syndication, financial, banking or capital market conditions that, in Citi/SSB's or BAB's judgment, could materially impair the syndication of the Senior Subordinated Facility or the Proposed Financing, as defined in the letter agreement dated the date hereof (the "Engagement Letter") among the Financial Buyer, Transitory Corp., Citi/SSB and BAS.

          3. The accuracy and completeness in all material respects of all representations that Financial Buyer, Transitory Corp. and the Recapitalized Business and their affiliates make to Citi/SSB and BAB and all information that Financial Buyer, Transitory Corp. and the Recapitalized Business and their affiliates furnish to Citi/SSB and BAB and their compliance with the terms of this Commitment Letter.

          4. The payment in full of all fees, expenses and other amounts payable under this Commitment Letter.

          5. Citi/SSB and BAB having received, by August 31, 2000 and at least 60 days before the date of the consummation of the Recapitalization, a complete Registration Statement or a Rule 144A Offering Memorandum relating to the Senior Subordinated Notes (including audited, pro forma and other financial statements and schedules of Transitory Corp. and the Recapitalized Business of the type that would be required in a registered public offering of the Senior Subordinated Notes).

          6. Citi/SSB and BAB having been afforded a period of at least 60 days following the receipt of the final form of the documentation described in the preceding clause to attempt to place the Senior Subordinated Notes with qualified purchasers thereof (to the extent Citi/SSB and BAS have agreed to provide the placement services for the Senior Subordinated Notes as contemplated by the Engagement Letter).

          7. Citi/SSB's and BAB's reasonable satisfaction in all respects with
     (A) the structure of the Recapitalization and the other Transactions and all related tax, legal and accounting matters, (B) the material terms of the Merger Agreement and all other agreements to be entered into in connection with the Transactions and (C) the capitalization, structure and equity ownership of the Recapitalized Business after giving effect to the Transactions. It is understood that Citi/SSB and BAB have reviewed the Merger

     Agreement and are satisfied with the material terms thereof and the Recapitalization structure embodied therein.

          8. The execution and delivery of (A) the Engagement Letter and (B) the Fee Letter, each in form and substance satisfactory to Citi/SSB and BAB.

Please note that the terms and conditions of Citi/SSB's and BAB's commitments hereunder are not limited to those set forth in this Commitment Letter and that those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties.

Commitment Termination

Citi/SSB's and BAB's commitments set forth in this Commitment Letter will terminate on the earlier of November 30, 2000 and the date of execution and delivery of the Operative Documents. Before such date, Citi/SSB or BAB may terminate their respective commitments under this Commitment Letter if any event occurs or information becomes available that, in its judgment, results or is likely to result in the failure to satisfy any condition set forth in the immediately preceding section captioned "Conditions Precedent".

Syndication

Citi/SSB and BAB reserves the right, before or after the execution of the Operative Documents, to syndicate after consultation with you all or a portion of its commitment to one or more other financial institutions that will become parties to the Operative Documents pursuant to syndications to be managed by SSBI (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the "Lenders"). SSBI intends to commence such syndication efforts promptly; provided, that any syndication of the Senior Subordinated Facility shall reduce Citi/SSB's and BAB's loans or commitments, as the case may be, on the Agreed Basis (if it so elects to accept such reduction) and such syndication shall cease on the 90 day anniversary of the Closing Date.

SSBI will act as the syndication agent and BAB will act as documentation agent with respect to the Senior Subordinated Facility. SSBI will manage all aspects of the syndication, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments among the Lenders, and the compensation to be provided to the Lenders.

Financial Buyer and Transitory Corp. shall take all action that SSBI may reasonably request to assist it in forming a syndicate acceptable to SSBI. Financial Buyer's and Transitory Corp.'s assistance in forming such syndicate shall include but not be limited to: (i) making senior management, representatives, consultants and advisors of Financial Buyer, Transitory Corp. and the Recapitalized Business available to participate in informational meetings with potential Lenders at such times and places as SSBI may reasonably request; (ii) using its reasonable best efforts to ensure that the syndication efforts benefit from Financial Buyer's and the Recapitalized Business's existing lending relationships; (iii) assisting (including using its reasonable best efforts to cause its affiliates and advisors to assist) in the preparation of a confidential information memorandum for the Senior Subordinated Facility and other marketing materials to be used in connection with the syndication; and
(iv) promptly providing SSBI with all information reasonably deemed necessary by it to successfully complete the syndication.

In addition, it is understood and agreed that Financial Buyer shall advise SSBI of its involvement in any debt offering in excess of $100 million occurring on or before the closing of the Transactions.

Financial Buyer and Transitory Corp. agree that Citi/SSB will act as the sole agent bank for the Senior Subordinated Facility, that SSBI will act as sole syndication agent and that BAB will act as sole documentation agent, and that no additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of SSBI after consultation with BAB. Financial Buyer and Transitory Corp. agree that no Lender will receive any compensation of any kind for its participation in the Senior Subordinated Facility, except as expressly provided in the Fee Letter or in Exhibit A, B or C.


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

Fees

In addition to the fees described in Exhibits B and C, Financial Buyer and Transitory Corp. will pay the fees set forth in the letter agreement dated the date hereof (the "Fee Letter") among Financial Buyer, Transitory Corp., Citi/SSB and BAB. The terms of the Fee Letter are an integral part of Citi/SSB's and BAB's commitments hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letter and Exhibits B and C shall be nonrefundable when paid.

Indemnification

Each of Financial Buyer and Transitory Corp. agrees, jointly and severally, to indemnify and hold harmless Citi/SSB, BAB, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Person") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Commitment Letter (or the Predecessor Letter referred to below) or the Operative Documents or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Senior Subordinated Facility, whether or not such investigation, litigation or proceeding is brought by Financial Buyer, Transitory Corp., the Recapitalized Business, any of their shareholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Person's gross negligence or willful misconduct.

No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Financial Buyer, Transitory Corp., the Recapitalized Business or any of their shareholders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) resulting from such Indemnified Person's gross negligence or willful misconduct.

Costs and Expenses

Transitory Corp. will pay or reimburse Citi/SSB and BAB on demand made at or after the consummation of the Transactions for all out-of-pocket costs and expenses incurred by Citi/SSB and BAB, respectively, in connection with the Senior Subordinated Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, the Predecessor Letter and the Operative Documents, including the reasonable fees and disbursements of counsel (whether incurred before or after the date hereof). Each of Financial Buyer and Transitory Corp. further agrees to pay, jointly and severally, on demand all costs and expenses of Citi/SSB and BAB (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder.

Confidentiality

By accepting delivery of this Commitment Letter, each of Financial Buyer and Transitory Corp. agrees that this Commitment Letter is for its confidential use only and that neither its existence nor the terms hereof will be disclosed by it to any person other than their respective officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and "need to know" basis in connection with the transactions contemplated hereby. Notwithstanding the foregoing, following Financial Buyer's and Transitory Corp.'s acceptance of the provisions hereof and their return of an executed counterpart of this Commitment Letter to Citi/SSB and BAB as provided below, (i) Financial Buyer and Transitory Corp. may disclose this Commitment Letter (other than the Fee Letter) to the Recapitalized Company and its senior management, officers, directors, employees, accountants, attorneys and other advisors on a confidential and "need to know" basis in connection with the Recapitalization,
(ii) Financial Buyer and

Transitory Corp. may file a copy of this Commitment Letter (other than the Fee Letter) in any public record in which they are required by law to be filed and
(iii) Financial Buyer and Transitory Corp. may make such other public disclosures of the terms and conditions hereof as Financial Buyer and Transitory Corp. are required by law, in the opinion of their counsel, to make.

Representations and Warranties

Each of Financial Buyer and Transitory Corp. represents and warrants that (i) all information (other than financial projections) that has been or will hereafter be made available to Citi/SSB, BAB, any Lender or any potential Lender by or on behalf of Financial Buyer, Transitory Corp. or any of their respective representatives in connection with the transactions contemplated hereby when taken as a whole is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of Financial Buyer, Transitory Corp. or any of their respective representatives and made available to Citi/SSB, BAB, any Lender or any potential Lender have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related financial projections are made available to Citi/SSB and BAB. If, at any time from the date hereof until the execution and delivery of the Operative Documents, any of the representations and warranties in the preceding sentence would be incorrect if the information or financial projections were being furnished, and such representations and warranties were being made, at such time, then Financial Buyer and Transitory Corp. will promptly supplement the information and the financial projections so that such representations and warranties will be correct under those circumstances.

In issuing this Commitment Letter and in arranging the Senior Subordinated Facility, including the syndication of the Senior Subordinated Facility, Citi/SSB and BAB will be entitled to use, and to rely on the accuracy of, the information furnished to it by or on behalf of Financial Buyer, Transitory Corp., the Recapitalized Business or any of their respective representatives without responsibility for independent verification thereof.

No Third Party Reliance, Etc.

The agreements of Citi/SSB and BAB hereunder and of any Lender that issues a commitment to provide financing under the Senior Subordinated Facility are made solely for the benefit of Financial Buyer and Transitory Corp. and may not be relied upon or enforced by any other person. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

Each of Financial Buyer and Transitory Corp. acknowledges that Citi/SSB and BAB may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with either Financial Buyer's or Transitory Corp.'s interests. Consistent with Citi/SSB's and BAB's policy to hold in confidence the affairs of their customers, neither Citi/SSB nor BAB will furnish confidential information obtained from Financial Buyer or Transitory Corp. or their affiliates to any of their other customers. Furthermore, neither Citi/SSB nor BAB has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Financial Buyer or Transitory Corp., confidential information obtained by Citi/SSB or BAB from any other person.

Assignments

Neither Financial Buyer nor Transitory Corp. may assign this Commitment Letter or Citi/SSB's or BAB's commitments hereunder without Citi/SSB's and BAB's prior written consent, and any attempted assignment without such consent shall be void.

Amendments

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.





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

Governing Law, Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto, including without limitation the Commitment Letter dated June 1, 2000 (the "Predecessor Letter"). This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. The provisions of the first sentence in the first paragraph of the section above captioned "Representations and Warranties", and Financial Buyer's and Transitory Corp.'s obligations under the sections captioned "Fees", "Indemnification", "Costs and Expenses" and "Confidentiality" shall survive the expiration or termination of this Commitment Letter whether or not the Operative Documents shall be executed and delivered; provided, that Financial Buyer's obligations hereunder, except for obligations with respect to the syndication as set forth above, shall terminate upon the execution and delivery of the Operative Documents.

Waiver of Jury Trial; Consent to Jurisdiction

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof. Any legal action or proceeding with respect to this Commitment Letter or the transactions contemplated hereby may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and each of the signatories hereto and, by their acceptance hereof, each of Financial Buyer and Transitory Corp., consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Whitner
H. Marshall, Vice President, Salomon Smith Barney Inc., 390 Greenwich Street, New York, New York 10013 (telecopier: (212) 723-8589) and to Lynne E. Wertz, Banc of America Bridge LLC, 100 N. Tryon Street, 7th Floor, Charlotte, North Carolina 28255 (telecopier number: (704) 388-9941), at or before 11 p.m. (New York City time) on July 27, 2000, the time at which the commitments of Citi/SSB and BAB set forth above (if not so accepted prior thereto) will expire.

If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Citi/SSB and BAB are pleased to have been given the opportunity to assist you in connection with the financing for the Recapitalization.

                                       Very truly yours,

                                       CITICORP NORTH AMERICA, INC.


                                       By: /s/ David J. Wirdnam
                                          -------------------------------------
                                       Name: DAVID J. WIRDNAM
                                            -----------------------------------
                                       Title: Director
                                             ----------------------------------

                                       SALOMON SMITH BARNEY INC.


                                       By: /s/ David J. Wirdnam
                                          -------------------------------------
                                       Name: DAVID J. WIRDNAM
                                            -----------------------------------
                                       Title: Director
                                             ----------------------------------


                                       BANC OF AMERICA BRIDGE LLC


                                       By:   By: /s/ Paul C. Keller
                                          -------------------------------------
                                       Name:  PAUL C. KELLER, JR.
                                            -----------------------------------
                                       Title:  Senior Vice President
                                             ----------------------------------



ACCEPTED AND AGREED on July 27, 2000:

BERKSHIRE PARTNERS LLC


By:    Richard K. Lubin
   -------------------------------------
Name:  RICHARD K. LUBIN
     -----------------------------------
Title: Managing Director
      ----------------------------------


PAC PACKAGING ACQUISITION CORPORATION


By: /s/ Paul W. Jones
   -------------------------------------
Name:  PAUL W. JONES
     -----------------------------------
Title: President
      ----------------------------------

CONFIDENTIAL                                                           EXHIBIT A
July 27, 2000


                            United States Can Company
                    $150,000,000 Senior Subordinated Facility
                             Transaction Description


All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter relating to this Transaction Description. The following transactions, including the Recapitalization, are referred to herein as the "Transactions".

1. Berkshire Partners LLC ("Financial Buyer") and certain members of the management of U.S. Can Corporation (the "Recapitalized Company" and, together with its subsidiaries, the "Recapitalized Business") (together with Financial Buyer, such members of management are referred to as the "Investors") will make equity contributions to Pac Packaging Acquisition Corporation ("Transitory Corp.") in an aggregate amount of not less than $160,000,000 (including rollover equity and with Financial Buyer's equity contribution to be not less than $100,000,000 in cash of such aggregate amount) in exchange for the issuance to the Investors (and possibly certain other rollover shareholders) of all of the common stock of Transitory Corp. and of all of the preferred stock of Transitory Corp. (the "Preferred Stock") (collectively, the "Equity Investments").

2. Transitory Corp. will be merged with and into the Recapitalized Company (the "Recapitalization") pursuant to the Agreement and Plan of Merger dated as of June 1, 2000 between the Recapitalized Company and Transitory Corp., as amended by the First Amendment to Agreement and Plan of Merger dated June 28, 2000 (the "Merger Agreement"), with the Recapitalized Company being the surviving corporation. United States Can Company, a wholly-owned subsidiary of the Recapitalized Business ("Borrower"), will be the borrower under the Senior Secured Facility and the Senior Subordinated Facility and concurrent with the effectiveness of the Recapitalization will advance approximately $532,900,000 to the Recapitalized Company, representing proceeds of the Senior Secured Facility and the Senior Subordinated Facility which it has borrowed, which will be used by the Recapitalized Company to make payments to its public shareholders pursuant to the Merger Agreement and payments to consummate its tender for its 10 1/8% senior subordinated notes.

3. Borrower will obtain new senior secured credit facilities in an aggregate principal amount of $400,000,000 (the "Senior Secured Facility").

4. Borrower will either (i) borrow $150,000,000 in senior subordinated loans from one or more lenders under a new senior subordinated facility (the "Senior Subordinated Facility") or (ii) issue not less than $150,000,000 in aggregate principal amount of its senior subordinated notes (the "Senior Subordinated Notes") in a public offering or in a Rule 144A or other private placement.

5. Approximately $290,748,000 of indebtedness of the Recapitalized Company in existence before the Recapitalization, including the Recapitalized Company's 10 1/8% senior subordinated notes due 2006 (the "Indebtedness to be Paid"), will be repaid in full.

6. Costs and expenses incurred in connection with the foregoing transactions (including bond tender premium) will be paid in an amount not to exceed $47,000,000 (the "Transaction Costs").

7. After giving effect to the Recapitalization, all of the outstanding capital stock of the Recapitalized Company will be held by the Investors (and possibly certain other rollover shareholders), and all of the outstanding capital stock of Borrower will be held by the Recapitalized Company.

8. The estimated sources and uses of the funds necessary to consummate the Recapitalization and the other Transactions are set forth on Annex I hereto (the "Sources and Uses of Funds").

                                                                         ANNEX I
                                                      to Transaction Description

                            United States Can Company
                    $150,000,000 Senior Subordinated Facility
                            Sources and Uses of Funds


         Sources                                                         Uses
------------------------------- ---------------------------     ----------------------------- ---------------------------
Term A Facility under the       $80,000,000                     Purchase Capital Stock(1)     $276,900,000
Senior Secured Facility
Term B Facility under the       $180,000,000                    Indebtedness to be Paid(2)    $290,748,000
Senior Secured Facility
Initial Drawing on the          $40,648,000                     Transaction Costs             $45,000,000
Revolving Facility under the
Senior Secured Facility(3)
Senior Subordinated Facility    $150,000,000
or Senior Subordinated Notes
Equity Financing                $160,000,000                    Assumed Debt                  $36,400,000
Assumed Debt                    $36,400,000
Balance Sheet Cash              $2,000,000
                                ---------------------------                                   ---------------------------

TOTAL SOURCES                   $649,048,000                    TOTAL USES                    $649,048,000
                                ===========================                                   ===========================


--------
(1)  Based on $20.00 per share.
(2)  Includes $5,000,000 of accrued interest.
(3)  Total amount of Revolving Facility will be $140,000,000.

CONFIDENTIAL                                                          EXHIBIT B
July 27, 2000


                            United States Can Company
                    $150,000,000 Senior Subordinated Facility
                    Summary of Principal Terms and Conditions


All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter relating to this Summary of Principal Terms and Conditions.

Borrower:                          United States Can Company, a Delaware
                                   corporation.

Guaranties:                        Senior Subordinated Facility are to be
                                   guaranteed, on a senior subordinated basis, by the direct and indirect domestic subsidiaries of Borrower and its parent and by the foreign subsidiaries of Borrower and its parent, if any, which guarantee the Senior Secured Facility (collectively, the
                                   "Guarantors").

Recapitalization:                  As described in the Transaction Description.

Administrative Agent:              Citicorp North America, Inc. ("Citi/SSB" or
                                   the "Agent").

Arranger and Syndication Agent:    Salomon Smith Barney Inc. ("SSBI" or the
                                   "Syndication Agent").

Arranger and Documentation Agent:  Banc of America Bridge LLC ("BAB").

Subordinated Lenders:              A syndicate of banking and financial
                                   institutions, including Citi/SSB and BAB (the
                                   "Initial Lenders"), arranged by SSBI.

Initial Loans: The Subordinated Lenders will make loans (the "Initial Loans") to the Borrower on the date the Recapitalization is consummated (the "Closing Date") in an aggregate principal amount not to exceed $150,000,000.

Purpose and Availability           The proceeds of the Initial Loans and the
                                   initial loans made under the Senior Secured
                                   Facility will be used solely as set forth in the Sources and Uses of Funds. The
                                   Subordinated Lenders will make the Initial
                                   Loans simultaneously with (a) the
                                   consummation of the Recapitalization, (b) the initial funding under the Senior Secured
                                   Facility and (c) the making of the Equity
                                   Investments. Amounts borrowed under the
                                   Senior Subordinated Facility and repaid or prepaid may not be reborrowed.

Initial Maturity Date and
Exchange of the Initial Loans:     The Initial Loans will initially mature on
                                   the date that is one year following the
                                   Closing Date (the "Initial Maturity Date"), subject to extension as provided under "Final
                                   Maturity Date" below.

                                   If any Initial Loan has not been previously repaid in full on or before the Initial Maturity Date, the Subordinated Lender in respect of such Initial Loan will have the option at any time or from time to time to receive Exchange Securities (the "Exchange Securities") in exchange for such Initial Loan, provided that a Subordinated Lender may not elect to exchange only a portion of its outstanding Initial Loans for Exchange Securities unless such Subordinated Lender intends at the time of such partial exchange of Initial Loans to promptly sell the Exchange Securities received in such exchange.

Availability of the
Exchange Securities:               The Exchange Securities will be available
                                   only in exchange for the Initial Loans. The principal amount of any Exchange Security will equal 100% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Initial
                                   Loan for which it is exchanged. The Borrower will issue Exchange Securities under an indenture which complies with the Trust
                                   Indenture Act of 1939, as amended.

Exchange Securities Escrowed:      The Exchange Securities will be delivered on
                                   the Closing Date and held, undated, in escrow by a fiduciary to be agreed upon.

Final Maturity Date:               The Final Maturity Date of the Exchange
                                   Securities and any outstanding Initial Loans will be the tenth anniversary of the Closing
                                   Date.

Interest Rates and Fees:           As set forth on Annex I hereto and in the Fee
                                   Letter and Engagement Letter relating to the Senior Subordinated Notes.

Ranking: The Initial Loans and the Exchange Securities shall be subordinated to all existing and future senior debt and senior to all existing and future subordinated debt.

                                   With respect to the Senior Secured Facility, the Initial Loans and the Exchange Securities shall constitute senior subordinated debt pursuant to subordination provisions customary for high-yield securities.

Mandatory Redemption:              The Borrower will be required to prepay the
                                   Initial Loans and redeem the Exchange
                                   Securities (or in the case of Fixed Rate
                                   Exchange Securities (as defined below), offer to purchase such Fixed Rate Exchange
                                   Securities) on a pro rata basis subject, in certain circumstances, to the non-call provisions of any Fixed Rate Exchange
                                   Security, at par plus accrued and unpaid interest (or, in the case of Fixed Rate
                                   Exchange Securities, at par plus accrued and unpaid interest plus any applicable premiums), from the net proceeds from the incurrence of any debt (subject to exceptions to be agreed upon), from the issuance of any equity or from all non-ordinary course asset sales (to the extent, in the case of asset sales, not required to permanently reduce borrowings under the Senior Secured
                                   Facility).

                                   The Borrower will be required to purchase from any holder of Exchange Securities wishing to have its Exchange Securities redeemed any or all of the Exchange Securities of such holder at 100% (but 101% in the case of Fixed Rate Exchange Securities) of par plus accrued and unpaid interest, upon the occurrence of a change of control or ownership.

Optional Prepayment:               The Initial Loans may be prepaid and the
                                   Exchange Securities may be redeemed (subject to provisions relating to Fixed Rate Exchange
                                   Securities), in whole or in part, at the option of the Borrower, at any time upon 10 days' prior notice, at par plus accrued and unpaid interest, subject in the case of Initial Loans to reimbursement of the Subordinated Lenders' actual redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant Interest Period.

Fixed Rate Exchange Securities:    If any Exchange Security is sold by a
                                   Subordinated Lender to a third party
                                   purchaser, such Subordinated Lender shall have the right to fix the interest rate on such Exchange Security (each such Exchange
                                   Security being a "Fixed Rate Exchange
                                   Security") at a rate not higher than the then applicable rate of interest and, if such Subordinated Lender exercises such right, such Fixed Rate Exchange Security will be non-callable for five years from the date of its sale to such third party and will be callable thereafter at par plus accrued interest plus a premium equal to one-half of the coupon in effect on the date of sale of the Fixed Rate Exchange Securities, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero one year before the maturity of the Exchange
                                   Securities (except that if such period has not ended before the date that is one year before such maturity, such premium shall fall immediately to zero on the date that is one year before such maturity).

Refinancing of the Senior
Subordinated Facility:             The documentation of the Senior Secured
                                   Facility will expressly permit the
                                   refinancing of the Senior Subordinated
                                   Facility with securities that are
                                   subordinated on terms and conditions no more favorable than those of the Senior
                                   Subordinated Facility and with a maturity date later than that of the Senior Secured
                                   Facility.

Representations and Warranties:    Usual for facilities and transactions of this
                                   type and others to be reasonably specified by the Agent and the Initial Lenders, including, without limitation:

                                   1.  Corporate status and authority.

                                   2.  Legality, validity, binding effect and
                                       enforceability of the loan documents.

                                   3.  Execution, delivery, and performance of
                                       loan documents do not violate law or
                                       other agreements.

                                   4.  No litigation which would have a
                                       material adverse effect on the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities, prospects or material agreements of the Recapitalized Company and its subsidiaries taken as a whole, which would affect the legality, validity and enforceability of the loan documents or which would impair the ability of the Borrower or any subsidiary to perform its obligations under the loan documents to which it is a party.

                                   5.  Accuracy of financial statements and
                                       other information.

                                   6.  No material adverse change in the
                                       business, assets, operations,
                                       properties, condition (financial or
                                       otherwise), contingent liabilities,
                                       prospects or material agreements of the
                                       Recapitalized Company and its
                                       subsidiaries, taken as a whole since
                                       December 31, 1999.

                                   7.  No government or regulatory approvals
                                       required, other than approvals in effect.

                                   8.  Inapplicability of the Investment
                                       Company Act and Public Utility Holding
                                       Company Act.

                                   9.  Material compliance with laws and
                                       regulations, including ERISA, margin
                                       regulations and all applicable
                                       environmental laws and regulations.

                                   10. Payment of taxes.

                                   11. Solvency.

Conditions Precedent
to Initial Loans:                  Usual for facilities and transactions of this
                                   type, including those specified in the
                                   Summary of Additional Conditions Precedent, and others to be reasonably specified by the Initial Lenders.

Affirmative Covenants:             In the case of the Initial Loans, usual for
                                   facilities and transactions of this type and others to be reasonably specified by the Initial Lenders (to be applicable to the Borrower and its subsidiaries), including but not limited to, and subject, in each case, to customary exceptions to be agreed:

                                   1.  Delivery of audited annual consolidated
                                       and consolidating financial statements
                                       and unaudited quarterly and monthly
                                       consolidated and consolidating financial statements together with other unaudited financial information for each of the Borrower's product categories and business lines as any Subordinated Lender may request.

                                   2. Other reporting requirements and notices of default and litigation.

                                   3.  Material compliance with laws (including
                                       ERISA and applicable environmental
                                       laws).

                                   4.  Payment of taxes.

                                   5.  Maintenance of insurance.

                                   6.  Payment or performance of obligations.

                                   7.  Preservation of corporate existence.

                                   8.  Visitation rights.

                                   9.  Maintenance of books and records.

                                   10. Maintenance of properties.

                                   11. Use of proceeds.

                                   12. Compliance by the Recapitalized Company
                                       and Financial Buyer with the terms of
                                       the Engagement Letter.

                                   In the case of the Exchange Securities, usual for facilities and transactions of this type and others to be reasonably specified by the Initial Lenders (to be applicable to the Borrower and its subsidiaries), including but not limited to, and subject, in each case, to customary exceptions to be agreed:

                                   1.  Performance of obligations.

                                   2.  Delivery of reports filed with the
                                       Securities and Exchange Commission.

                                   3.  Delivery of compliance certificates.

                                   4.  Delivery of other financial reports
                                       reasonably requested by the Initial
                                       Lenders.

                                   Following the Initial Maturity Date, all outstanding Initial Loans will be automatically modified to bear affirmative covenants substantially similar to the affirmative covenants of the Exchange Securities.

Negative Covenants:                In the case of the Initial Loans, usual for
                                   facilities and transactions of this type and others to be reasonably specified by the Initial Lenders (to be applicable to the Borrower and its subsidiaries), including but not limited to, and subject in each case to customary exceptions to be agreed:

                                   1.  Limitations on liens.

                                   2.  Limitations on mergers, consolidations,
                                       acquisitions, asset dispositions and
                                       sale/leaseback transactions.

                                   3.  Limitations on debt (including
                                       obligations in respect of foreign
                                       currency exchange and other hedging
                                       arrangements).

                                   4.  Limitations on dividends, redemptions
                                       and repurchases with respect to capital
                                       stock.

                                   5.  Limitations on prepayments, redemptions
                                       and repurchases of debt (other than
                                       loans under the Senior Secured Facility
                                       and loans under the Senior Subordinated
                                       Facility).

                                   6.  Limitations on loans and investments.

                                   7.  Limitations on transactions with
                                       affiliates.

                                   8.  Limitations on capital expenditures.

                                   9.  Limitations on changes in business
                                       conducted by the Borrower and its
                                       subsidiaries.

                                   10. Limitations on amendment of debt and
                                       other material agreements.

                                   11. Limitations on layered debt.

                                   12. Limitations on the issuance and sale of
                                       capital stock of restricted
                                       subsidiaries.

                                   13. Limitations on restrictions on (a)
                                       distributions from subsidiaries and (b)
                                       the ability of the Borrower to prepay
                                       the loans under the Senior Subordinated
                                       Facility as described in paragraph 5
                                       above.

                                   14. Limitations on the payment of management
                                       fees.

                                   In the case of the Exchange Securities, usual for facilities and transactions of this type and others to be reasonably specified by the Initial Lenders (to be applicable to the Borrower and its subsidiaries), including but not limited to, and subject in each case to customary exceptions to be agreed:

                                   1.  Limitations on debt.

                                   2.  Limitations on liens (other than liens
                                       securing senior debt).

                                   3.  Limitations on mergers, consolidations,
                                       acquisitions, asset dispositions and
                                       sale/leaseback transactions.

                                   4.  Limitations on the issuance and sale of
                                       capital stock of restricted
                                       subsidiaries.

                                   5.  Limitations on restrictions on
                                       distributions from subsidiaries.

                                   6.  Limitations on transactions with
                                       affiliates.

                                   7.  Limitations on restricted payments.

                                   8.  Limitations on layered debt.

                                   9. Limitations on the payment of management fees.

                                   The Recapitalized Company shall engage in no activities other than (1) continuing to own all of the capital stock of the Borrower and
                                   (2) certain activities reasonably incidental thereto.

                                   Following the Initial Maturity Date, all outstanding Initial Loans will be automatically modified to bear negative covenants substantially similar to the negative covenants of the Exchange Securities.

Events of Default:                 In the case of the Initial Loans, usual for
                                   facilities and transactions of this type and others to be reasonably specified by the Initial Lenders, including but not limited to, and subject, in each case, to customary exceptions to be agreed:

                                   1.  Failure to pay principal, interest or
                                       any other amount when due (with a grace
                                       period on interest to be negotiated).

                                   2.  Failure to comply with covenants (with
                                       notice and cure periods as applicable).

                                   3. Representations or warranties materially incorrect when given.

                                   4.  Cross-acceleration to indebtedness
                                       aggregating $5,000,000.

                                   5.  Bankruptcy or insolvency.

                                   6.  Unsatisfied judgment or order in excess
                                       of $5,000,000 individually or of
                                       $10,000,000 in the aggregate.

                                   7.  ERISA events.

                                   8.  Actual or asserted invalidity of any
                                       guarantee agreement.

                                   9.  Change of control.

                                   Following the occurrence of an event of
                                   default, the Initial Loans may be accelerated at the request of the holders of 25% of the Initial Loans, by the Agent acting on behalf of such holders or, so long as all of the Initial Loans are held by

                                   Citi/SSB and BAB, by either of such Initial
                                   Lenders; provided, that the Initial Loans shall be automatically accelerated upon the occurrence of any bankruptcy or insolvency event.

                                   In the case of the Exchange Securities, usual for facilities and transactions of this type and others to be reasonably specified by the Initial Lenders, including but not limited to, and subject, in each case, to customary exceptions to be agreed:

                                   1.  Failure to pay principal, interest or
                                       any other amount when due (with a grace
                                       period on interest to be negotiated).

                                   2. Representations or warranties materially incorrect when given.

                                   3.  Failure to comply with covenants (with
                                       notice and cure periods as applicable).

                                   4.  Cross-acceleration to indebtedness
                                       aggregating $5,000,000.

                                   5.  Unsatisfied judgment or order in excess
                                       of $5,000,000 individually or of
                                       $10,000,000 in the aggregate.

                                   6.  Bankruptcy or insolvency.

                                   7.  ERISA events.

                                   8.  Actual or asserted invalidity of any
                                       guarantee agreement.

                                   Following the occurrence of an event of
                                   default, the Exchange Securities may be
                                   accelerated at the request of the holders of 25% of the outstanding principal amount of the Exchange Securities, by the Agent acting on behalf of such holders or, so long as all of the Exchange Securities and Initial Loans are held by Citi/SSB and BAB, by either of such Initial Lenders; provided, that the Exchange Securities shall be automatically accelerated upon the occurrence of any bankruptcy or insolvency event.

                                   Following the Initial Maturity Date, all outstanding Initial Loans will be automatically modified to bear events of default substantially similar to the events of default of the Exchange Securities.

Registration Rights with
Respect to Exchange Securities:    The Borrower will file no later than 30 days
                                   prior to the Initial Maturity Date, and will use its best efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Securities (a "Shelf
                                   Registration Statement") and/or a
                                   registration statement relating to a
                                   Registered Exchange Offer (as described
                                   below). If a Shelf Registration Statement is filed, the Borrower will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange
                                   Securities (but in no event longer than two years from the Initial Maturity Date).

                                   If within 90 days from the Initial Maturity
                                   Date,

                                   (a) a Shelf Registration Statement for the
                                       Exchange Securities has not been
                                       declared effective, or

                                   (b) the Borrower has not effected an
                                       exchange offer (a "Registered Exchange
                                       Offer") whereby the Borrower has offered registered notes having terms substantially identical to the Exchange Securities (the "Substitute Notes") in exchange for all outstanding Exchange Securities and Initial Loans, or

                                   (c) the holders of Exchange Securities have
                                       not received Substitute Notes through
                                       the Registered Exchange Offer which, in
                                       the opinion of counsel, would be freely
                                       saleable by such holders without
                                       registration or requirement for delivery of a current prospectus under the Securities Act (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Securities acquired for its own account as a result of market making or other trading activities) and the Borrower has not made available a Shelf Registration Statement with respect to such Exchange Securities, then the Borrower will pay liquidated damages of $0.192 per week per $1,000 principal amount of Exchange Securities and Initial Loans outstanding to holders of such Exchange Securities and Initial Loans who are unable freely to transfer Exchange Securities from and including the 91st day after the Initial Maturity Date of Exchange Securities to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages to be payable in the form of additional Initial Loans or Exchange Securities, as applicable, if the then interest rate thereon exceeds the applicable interest rate cap). The Borrower will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder. In addition, unless and until the Borrower has consummated the Registered Exchange Offer and, if required, caused the Shelf Registration Statement to become effective, the holders of the Exchange Securities will have the right to "piggy-back" the Exchange Securities in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Borrower (other than on a Form S-4) unless all of the Exchange Securities and Initial Loans will be redeemed or repaid from the proceeds of such securities.

Voting: Amendments and waivers of the documentation for the Initial Loans and the other definitive credit documentation related thereto will require the approval of Subordinated Lenders holding at least a majority of the outstanding Initial Loans and Exchange Securities unless the Agent determines that a greater percentage (but not greater than 66-2/3%) is necessary for successful syndication of the Senior Subordinated Facility (the "Required Lenders"), except that (a) the consent of each affected Subordinated Lender and holder of an Exchange Security shall be required with respect to reductions of principal and interest rates, and (b) the consent of each affected Subordinated Lender will be required for, among other things, (i) waiver of any condition precedent to the initial borrowing,
                                   (ii) extensions of the Initial Maturity Date,
                                   (iii) additional restrictions on the right to exchange Initial Loans for Exchange Securities or any amendment of the rate of such exchange or (iv) any amendment to the Exchange Securities that requires (or would, if any Exchange Securities were outstanding, require) the approval of all holders of Exchange Securities

Assignment and Participation
of Loans:                          The Subordinated Lenders will have the right
                                   to assign loans and commitments to their affiliates and to other Subordinated Lenders or to any Federal Reserve Bank without restriction or to other financial institutions ("New Lenders"), with the consent, not to be unreasonably withheld, of the Agent; provided, that all assignments to New Lenders prior to the 90 day anniversary of the Closing Date shall be managed exclusively by the Agent and each Subordinated Lender shall have the right to reduce its loans and commitment on the Agreed
                                   Basis (without regard to minimum assignment levels). Minimum aggregate assignment level
                                   (except to affiliates or other Subordinated
                                   Lenders) of $1,000,000 and increments of $1,000,000 in excess thereof. The parties to the assignment (other than the Borrower) shall pay to the Agent an administrative fee of $3,500.

                                   Following the 90 day anniversary of the
                                   Closing Date, each Subordinated Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants' voting rights.

Right to Transfer
Exchange Securities:               The holders of the Exchange Securities shall
                                   have the absolute and unconditional right to transfer such Exchange Securities in compliance with applicable law to any third parties.

Yield Protection, Taxes
and Other Deductions:              (1) The loan documents will contain yield
                                       protection provisions, customary for
                                       facilities of this nature, protecting
                                       the Subordinated Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements.

                                   (2) All payments to be free and clear of any
                                       present or future taxes, withholdings or other deductions whatsoever (subject to customary exceptions). The Subordinated Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Subordinated Lenders and the Agent for such taxes paid by the Subordinated Lenders or the Agent.

Expenses:                          The Borrower will reimburse all reasonable
                                   out-of-pocket expenses (including, without limitation, expenses incurred in connection with due diligence and fees and expenses of counsel) of (a) Citi/SSB, SSBI and BAB incurred by them in connection with the preparation, syndication and execution of the Senior Subordinated Facility and the
                                   Operative Documents and of (b) Citi/SSB,
                                   SSBI, BAB and the Subordinated Lenders
                                   incurred by them in connection with the
                                   waiver, modification and enforcement of the Senior Subordinated Facility and the
                                   Operative Documents. Such amounts shall be reimbursed by the Borrower upon presentation of a statement of account upon consummation of the Transactions.

Governing Law and Forum:           New York.

Counsel for Citi/SSB and SSBI:     Winston & Strawn.

                                                                         ANNEX I
                                                                    to Exhibit B


                            United States Can Company
                    $150,000,000 Senior Subordinated Facility
                             Interest Rates and Fees


Initial Loans:                     Before the Initial Maturity Date, the Initial
                                   Loans will accrue interest at a rate per annum equal to, at the Borrower's option, 3 month reserve-adjusted LIBOR plus a spread
                                   (the "LIBOR Spread," as defined below) or the Alternate Base Rate (as defined below) plus a spread (the "ABR Spread," as defined below).

                                   The LIBOR Spread will initially be 700 basis points. If the Initial Loans are not repaid in whole within the three-month period following the Closing Date, the LIBOR Spread will increase by 50 basis points at the end of such three-month period and shall increase by an additional 50 basis points at the end of each three-month period thereafter until, but excluding, the Initial Maturity Date.

                                   The ABR Spread will initially be 600 basis points. If the Initial Loans are not repaid in whole within the three-month period following the Closing Date, the ABR Spread will increase by 50 basis points at the end of such three-month period and shall increase by an additional 50 basis points at the end of each three-month period thereafter until, but excluding, the Initial Maturity Date.

                                   "Alternate Base Rate" means the higher of (i) the corporate base rate of Citibank, N.A., and (ii) the Federal Funds Effective Rate plus 1/2 of 1%.

                                   Notwithstanding the foregoing, (a) the
                                   interest rate in effect at any time before the Initial Maturity Date shall not exceed 16% per annum, (b) the interest rate in effect at any time before the Initial Maturity Date shall not be less than 10% per annum and (c) to the extent the interest payable before the Initial Maturity Date on any Initial Loan exceeds a rate of 14% per annum, the Borrower may, at its option, cause such excess interest to be paid by adding such excess interest to the principal amount of such Initial Loan. In no event shall the interest rate on the Initial Loans exceed the highest rate permitted under applicable law.

                                   On and after the Initial Maturity Date, all outstanding Initial Loans will accrue interest at the rate provided for in the Exchange Securities, subject to the absolute and cash caps applicable to the Exchange Securities.

                                   Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Initial Loans accruing interest at a rate based on the Alternate Base Rate).

                                   LIBOR will at all times include statutory reserves.

                                   Interest will be payable (a) for Initial
                                   Loans accruing interest at a rate based on LIBOR, at the end of each LIBOR period and on the Initial Maturity Date, (b) for Initial Loans accruing interest at a rate based on the Alternate Base Rate, quarterly in arrears and on the Initial Maturity Date, and (c) for Initial Loans outstanding after the Initial Maturity Date, quarterly in arrears.

Exchange Securities:               The Exchange Securities will bear interest at
                                   a rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below). Notwithstanding the foregoing, the interest rate in effect at any time shall not exceed 16% per annum nor be less than 10% per annum, and to the extent the interest payable on any Exchange Security exceeds a rate of 14% per annum, the Borrower may, at its option, cause such excess interest to be paid by issuing additional Exchange Securities in a principal amount equal to such excess portion of interest. In no event shall the interest rate on the Exchange Securities exceed the highest rate permitted under applicable law.

                                   "Exchange Spread" means 0 basis points during the 3 month period commencing on the Initial Maturity Date and shall increase by 50 basis points at the beginning of each subsequent 3 month period.

                                   "Initial Rate" shall be determined on the Initial Maturity Date and shall equal the greatest of (a) the interest rate borne by the Initial Loans on the day immediately preceding the Initial Maturity Date plus 50 basis points, (b) the Treasury Rate (as defined below) on the Initial Maturity Date, plus 850 basis points and (c) the Salomon Smith Barney High Yield Index Rate, on the Initial Maturity Date, plus 300 basis points. "Treasury Rate" means (i) the rate borne by direct treasury obligations of the United States maturing on the tenth anniversary of the Closing Date and (ii) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct treasury obligations of the United States maturing closest to, but straddling, the tenth anniversary of the Closing Date, in each case as published by the Board of Governors of the Federal Reserve System.

                                   Interest on the Exchange Securities will be payable quarterly in arrears (or semiannually in arrears for Fixed Rate Exchange Securities).


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

CONFIDENTIAL                                                          EXHIBIT C
July 27, 2000


                            United States Can Company
                    $150,000,000 Senior Subordinated Facility
                   Summary of Additional Conditions Precedent


All capitalized terms used herein but not defined herein shall have the meanings provided in the Transaction Description relating to this Summary of Additional Conditions Precedent.

The initial borrowing under the Senior Subordinated Facility shall be subject to the following additional conditions precedent:

     1. Consummation of Recapitalization. The Recapitalization shall have been consummated, or shall be consummated, simultaneously with or immediately following the closing under the Senior Secured Facility and the Senior Subordinated Facility, in accordance with the Merger Agreement and all other related documentation, and the Subordinated Lenders shall be reasonably satisfied with (a) the structure of the Recapitalization, the Merger Agreement and all such related documentation, (b) the capitalization, structure and equity ownership of Transitory Corp. and the Recapitalized Business, before and after giving effect to the Recapitalization, and (c) the sources and uses of funds relating to the Transactions. It is understood that Citi/SSB and BAB have reviewed the Merger Agreement and are satisfied with the material terms thereof and the Recapitalization structure embodied therein.

     2. Equity Investments. The Equity Investments described in the Transaction Description shall have been made. The terms and conditions of the Preferred Stock (including but not limited to terms and conditions relating to the dividend rate and redemption) shall be satisfactory in all respects to the Subordinated Lenders.

     3. Indebtedness to be Paid. The Subordinated Lenders shall have received satisfactory evidence that all loans outstanding under, and all other amounts due in respect of, the Indebtedness to be Paid shall have been repaid in full (or satisfactory arrangements made for such repayment), any collateral therefor shall have been released and the commitments thereunder shall have been permanently terminated.

     4. Outstanding Indebtedness. The Subordinated Lenders shall have received satisfactory evidence that, after giving effect to the Transactions, neither Transitory Corp. nor the Recapitalized Business shall have outstanding any indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Senior Secured Facility, (b) the Senior Subordinated Notes or loans under the Senior Subordinated Facility, (c) the Preferred Stock issued in connection with the Transactions, and (d) other limited indebtedness to be agreed upon, including the debt assumed in connection with the Transactions. The terms and conditions of all indebtedness of the Recapitalized Company and its subsidiaries that will remain outstanding after the Closing Date (including but not limited to terms and conditions relating to the interest rate, fees, amortization, maturity, subordination, covenants, events of defaults and remedies) shall be reasonably satisfactory in all respects to the Subordinated Lenders.

     5. Recapitalized Business Financial Statements. The Subordinated Lenders shall have received (a) not later than ten Business Days before the Closing Date, audited consolidated and unaudited consolidating balance sheets and related statements of income, stockholders' equity and cash flows of the Recapitalized Business for the three fiscal years ended before the Closing Date,
(b) not later than ten Business Days before the Closing Date, and to the extent available, unaudited consolidated and consolidating balance sheets and related statements of income, stockholders' equity and cash flows of the Recapitalized Business for each completed fiscal quarter since the date of such audited financial statements and (c) for each completed month since the last such quarter and prior to the Closing Date, (i) estimated consolidated monthly financial statements (which shall be made available for each month by the 15th day of the succeeding month), and (ii) internal consolidated monthly financial statements (which shall be made available for each month by the 25th day of the succeeding month), which audited and unaudited financial statements (x) shall be in form and scope satisfactory to the Subordinated Lenders and (y) shall not be materially inconsistent with the financial statements previously provided to the Subordinated Lenders.

     6. Pro Forma Financial Statements. The Subordinated Lenders shall have received pro forma consolidated financial statements of the Recapitalized Business for the period of four fiscal quarters ending with the most recently-ended fiscal quarter and as of such quarter end date, after giving effect to the Transactions and other completed acquisitions and divestitures in accordance with the requirements of Regulation S-X under the Securities Act of 1933, as amended, applicable to a registration statement under such act on Form S-1 and as further adjusted for (a) the disposition of the assets of the Wheeling closure facility and the Warren lithography facility and other similar divestitures to the extent not previously adjusted for and (b) the annual management fee payable to Financial Buyer of $750,000 (to the extent not already reflected therein), but without adjustment for expense reductions associated with the reduction in force which occurred in July 2000 for any period prior to such month or the first $3,300,000 of any special charges relating to such reduction in force (the "Adjusted Pro Forma Financial Statements"), together with a certificate of the chief financial officer of the Recapitalized Company to the effect that such statements accurately present the pro forma financial position of the Recapitalized Company and its subsidiaries in accordance with generally accepted accounting principles, and the Subordinated Lenders shall be satisfied that such financial statements are not materially inconsistent with the forecasts previously provided to the Subordinated Lenders.

     7. Adjusted Pro Forma Consolidated EBITDA of the Recapitalized Business. The Subordinated Lenders shall have received (a) an agreed procedures letter from the Recapitalized Company's independent accountants demonstrating that (i) the consolidated EBITDA of the Recapitalized Business for the immediately preceding fiscal year, as determined pursuant to the Adjusted Pro Forma Financial Statements (the "Adjusted Pro Forma Consolidated EBITDA"), was at least $107,000,000 and (ii) the Adjusted Pro Forma Consolidated EBITDA of the Recapitalized Business for the period of 12 months (A) ended as of June 30, 2000 was at least $101,500,000, and (B) ending as of the most recent month prior to the Closing Date for which financial statements are available in accordance with paragraph 5 above is at least $101,500,000, and (b) a written certification of the chief financial officer of the Recapitalized Company that the Adjusted Pro Forma Consolidated EBITDA of the Recapitalized Business for each fiscal month after the end of the most recent fiscal quarter for which unaudited financial statements have been provided was not materially inconsistent with the revised second half fiscal year 2000 forecasts previously provided to the Subordinated Lenders.

     8. Ratio of Total Debt to Adjusted Pro Forma Consolidated EBITDA. The Subordinated Lenders shall have received evidence that the ratio of (i) the consolidated total indebtedness of the Recapitalized Business on a pro forma basis as at the end of the most recent fiscal quarter for which unaudited financial statements have been provided, after giving effect to the Transactions, to (ii) the Adjusted Pro Forma Consolidated EBITDA of the Recapitalized Business for the period of four fiscal quarters ending as of the most recent fiscal quarter for which unaudited financial statements have been provided would not exceed 4.85 to 1.0.

     9. Due Diligence. The Subordinated Lenders and their counsel shall have completed and be satisfied with the results of their business, legal, environmental, tax, pension, regulatory and accounting due diligence review of the business, assets, liabilities (actual and contingent), operations, properties, condition (financial or otherwise), management, material agreements, prospects and value of the Recapitalized Business; it being understood that the Subordinated Lenders have substantially completed and are satisfied with the results of their due diligence investigation of the Recapitalized Business to date. This condition is deemed satisfied or waived unless any additional information is disclosed to or discovered by the Subordinated Lenders after the date hereof which the Subordinated Lenders deem materially adverse in respect of the business, assets, liabilities (actual or contingent), operations, properties, condition (financial or otherwise), management, material agreements, or prospects of the Recapitalized Business.

     10. Environmental and Employee Health and Safety. The Subordinated Lenders shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety liabilities and exposures to which the Borrower and its subsidiaries may be subject after giving effect to the Transactions, and with the plans of the Borrower with respect thereto, and the Subordinated Lenders shall have received environmental assessments (including Phase I reports) reasonably satisfactory to the Subordinated Lenders from an environmental consulting firm satisfactory to Subordinated Lenders. This condition is deemed satisfied or waived unless any additional information is disclosed to or discovered by the Subordinated Lenders after the date hereof which the Subordinated Lenders deem materially adverse in respect of the environmental and employee health and safety liabilities and exposures of the Recapitalized Business.

     11. Litigation. There shall be no litigation or administrative proceeding that could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of Transitory Corp. or the Recapitalized Company and its subsidiaries, taken as a whole, or on the ability of the parties to consummate the Recapitalization or the other transactions contemplated hereby.

     12. Solvency. The Subordinated Lenders shall have received a solvency letter, in form and substance and from an independent evaluation firm satisfactory to the Subordinated Lenders, together with such other evidence reasonably requested by the Subordinated Lenders, confirming the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions.

     13. Existing Management. Management of the Recapitalized Business (after giving effect to the Transactions) shall be satisfactory to the Subordinated Lenders in all material respects. It is understood that existing management is satisfactory.

     14. No Conflicts. The consummation of the Transactions shall not (a) violate any applicable law, statute, rule or regulation or (b) conflict with, or result in a default or event of default or an acceleration of any rights or benefits under, any material agreement of Transitory Corp. or the Recapitalized Business, and the Subordinated Lenders shall have received one or more legal opinions to such effect, satisfactory to the Subordinated Lenders, from counsel to Transitory Corp., the Recapitalized Company and the Borrower satisfactory to the Subordinated Lenders.

     15. Consents. All requisite material governmental authorities and third parties shall have approved or consented to the Transactions to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

     16. Material Adverse Change. Absence of material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of either Transitory Corp. or the Recapitalized Business, taken as a whole, since December 31, 1999.

     17. Rating. The Senior Subordinated Notes shall have received a rating from Standard and Poor's Rating Services of at least B- and a rating from Moody's Investor Services, Inc. of at least B3.

     18. Miscellaneous Closing Conditions. Other customary closing conditions, including delivery of satisfactory legal opinions of the Borrower's counsel; other financial information to be agreed; accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the transactions contemplated hereby; evidence of authority; compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations and environmental laws); payment of fees and expenses; and obtaining of satisfactory insurance.



                                        3